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                                                                   Exhibit 10.6


                            STOCK EXCHANGE AGREEMENT

                                     AMONG

                      NORTH AMERICAN TEL-COM GROUP, INC.,

                                      AND

                              JEFFERY J. EBERSOLE

                                 March 31, 1998


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                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
         AGREEMENT..............................................................................................  1

         1.       Definitions...................................................................................  1

         2.       Exchange Transaction..........................................................................  6
                  (a)      Basic Transaction....................................................................  6
                  (b)      Consideration........................................................................  6
                  (c)      The Closing..........................................................................  6
                  (d)      Deliveries at Closing................................................................  7

         3.       Representations and Warranties Concerning the Transaction.....................................  7
                  (a)      Representations and Warranties of the Transferor.....................................  7
                  (b)      Representations and Warranties of the North American.................................  8

         4.       Representations and Warranties Concerning Target.............................................. 11
                  (a)      Organization, Qualification, and Corporate Power..................................... 11
                  (b)      Authorization of Transaction......................................................... 11
                  (c)      Capitalization....................................................................... 11
                  (d)      Noncontravention..................................................................... 12
                  (e)      Brokers' Fees........................................................................ 12
                  (f)      Title to Assets...................................................................... 12
                  (g)      Subsidiaries......................................................................... 12
                  (h)      Financial Statements................................................................. 12
                  (i)      Events Subsequent to Most Recent Fiscal Year End..................................... 13
                  (j)      Undisclosed Liabilities.............................................................. 15
                  (k)      Legal Compliance..................................................................... 15
                  (l)      Tax Matters.......................................................................... 15
                  (m)      Real Property........................................................................ 17
                  (n)      Intellectual Property................................................................ 18
                  (o)      Tangible Assets...................................................................... 20
                  (p)      Inventory............................................................................ 20
                  (q)      Contracts............................................................................ 20
                  (r)      Notes and Accounts Receivable........................................................ 21
                  (s)      Powers of Attorney................................................................... 21
                  (t)      Insurance............................................................................ 21
                  (u)      Litigation........................................................................... 21
                  (v)      Commitments and Warranties........................................................... 22
                  (w)      Liability for Services Performed..................................................... 22
                  (x)      Employees............................................................................ 22
                  (y)      Employee Benefits.................................................................... 23
                  (z)      Guaranties........................................................................... 25
                  (aa)     Environmental, Health, and Safety Matters............................................ 25
                  (ab)     Certain Business Relationships with Target........................................... 26



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
                  (ac)     Customers and Suppliers.............................................................. 26
                  (ad)     Disclosure........................................................................... 26

         5.       Pre-Closing Covenants......................................................................... 27
                  (a)      General.............................................................................. 27
                  (b)      Notices and Consents................................................................. 27
                  (c)      Operation of Business................................................................ 27
                  (d)      Preservation of Business............................................................. 27
                  (e)      Full Access.......................................................................... 27
                  (f)      Notice of Developments............................................................... 28
                  (g)      Exclusivity.......................................................................... 28
                  (h)      No Termination of Transferor's Obligation by Subsequent Incapacity................... 28

         6.       Post-Closing Covenants........................................................................ 28
                  (a)      General.............................................................................. 28
                  (b)      Litigation Support................................................................... 28
                  (c)      Transition........................................................................... 29
                  (d)      Confidentiality...................................................................... 29
                  (e)      Stock Options........................................................................ 29
                  (f)      Independent Accountants.............................................................. 29
                  (g)      Employees of Target.................................................................. 29
                  (h)      Tax Matters.......................................................................... 30
                  (i)      Corporate Name....................................................................... 30
                  (j)      Lockup Agreement..................................................................... 30

         7.       Conditions to Obligation to Close............................................................. 30
                  (a)      Conditions to Obligation of the North American....................................... 30
                  (b)      Conditions to Obligation of the Transferor........................................... 32
                  (c)      Post-Closing Obligations of Transferor............................................... 34

         8.       Remedies for Breaches of This Agreement....................................................... 34
                  (a)      Survival of Representations and Warranties........................................... 34
                  (b)      Indemnification Provisions for Benefit of the North American......................... 34
                  (c)      Indemnification Provisions for Benefit of the Transferor............................. 36
                  (d)      Matters Involving Third Parties...................................................... 36
                  (e)      Determination of Adverse Consequences................................................ 37
                  (f)      Basket............................................................................... 38
                  (g)      Other Indemnification Provisions..................................................... 38

         9.       Adjustment of Consideration................................................................... 38

         10.      Tax Matters................................................................................... 40
                  (a)      Tax Periods Ending on or Before the Closing Date..................................... 40
                  (b)      Tax Periods Beginning Before and Ending After the Closing Date....................... 40
                  (c)      Cooperation on Tax Matters........................................................... 41
                  (d)      Tax Sharing Agreements............................................................... 42
                  (e)      S Corporation Status................................................................. 42




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

                  (f)      Certain Taxes........................................................................ 42

         11.      Termination................................................................................... 42
                  (a)      Termination of Agreement............................................................. 42
                  (b)      Effect of Termination................................................................ 43

         12.      Miscellaneous................................................................................. 43
                  (a)      Press Releases and Public Announcements.............................................. 43
                  (b)      No Third-Party Beneficiaries......................................................... 43
                  (c)      Entire Agreement..................................................................... 43
                  (d)      Succession and Assignment............................................................ 43
                  (e)      Counterparts......................................................................... 44
                  (f)      Headings............................................................................. 44
                  (g)      Notices.............................................................................. 44
                  (h)      Governing Law........................................................................ 45
                  (i)      Amendments and Waivers............................................................... 45
                  (j)      Severability......................................................................... 46
                  (k)      Expenses............................................................................. 46
                  (l)      Construction......................................................................... 46
                  (m)      Incorporation of Exhibits, Annexes, and Schedules.................................... 46
                  (n)      Specific Performance................................................................. 46
                  (o)      Submission to Jurisdiction........................................................... 46
                  (p)      WAIVER OF JURY TRIAL................................................................. 47


Exhibit A--Intentionally Omitted
Exhibit B--Financial Statements
Exhibit C--List of Key Employees
Exhibit D--Opinion of Transferor's Counsel
Exhibit E--[NOT APPLICABLE]
Exhibit F--Secretary and Incumbency Certificate (Target)
Exhibit G--Employment Agreements
Exhibit H--Opinion of North American's Counsel
Exhibit I--Secretary and Incumbency Certificate (North American)

Annex  I--Exceptions to the Transferor's Representations and Warranties
          Concerning the Transaction

Annex II--Exceptions to the North American's Representations and Warranties
          Concerning the Transaction
          Disclosure Schedule--Exceptions to Representations and Warranties Concerning Target



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                            STOCK EXCHANGE AGREEMENT

         Agreement entered into as of March 31, 1998, by and among North American Tel-Com Group, Inc., a Florida corporation ("North American"), and Jeffery J. Ebersole (the "Transferor"), the sole shareholder of Kenya Corporation, a Kansas corporation ("Target"). North American and the Transferor are referred to collectively herein as the "Parties."

         The Transferor in the aggregate owns all of the outstanding capital stock of Target.

         This Agreement contemplates the transfer by Transferor of all of the issued and outstanding capital stock of Target to North American. The Transferor will receive cash and capital stock in North American in exchange for his capital stock in Target.

         Simultaneously herewith, North American is entering into stock exchange agreements for the acquisition of all of the issued and outstanding capital stock of each of Mich-Com Cable Services Incorporated, CableMasters Corp., and Excel Cable Construction, Inc. (together with this Agreement, the "Exchange Agreements") and a Securities Purchase Agreement with HIG Cable, Inc. All of the parties to the Exchange Agreements intend for the transfers contemplated pursuant to the Exchange Agreements to be treated as a single transaction qualifying under Section 351 of the Code (as that term is hereafter defined).

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1. DEFINITIONS.

                  "ACCREDITED INVESTOR" has the meaning set forth in Regulation D promulgated under the Securities Act.

                  "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses, and any other cost of enforcing a party's rights under this Agreement.

                  "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

                  "AFFILIATED GROUP" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

                  "APPLICABLE RATE" means the corporate base rate of interest publicly announced from time to time by PNC Bank, N.A.


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                  "BASIS" means any past or present fact, situation,
circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

                  "CLOSING" has the meaning set forth in Section 2(c) below.

                  "CLOSING DATE" has the meaning set forth in Section 2(c) below.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of Target that is not already generally available to the public.

                  "CONSIDERATION" has the meaning set forth in Section 2(b) below.

                  "CONTROLLED GROUP OF CORPORATIONS" has the meaning set forth in Code Section 1563.

                  "DISCLOSURE SCHEDULE" has the meaning set forth in Section 4 below.

                  "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or (e) bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, severance, salary continuation, termination, change of control or other material fringe benefit plan or program.

                  "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Section 3(2).

                  "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Section 3(1).

                  "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials (which, for purposes of this Agreement, shall meany any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation), each as amended and as now or hereafter in effect.



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                  "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

                  "ERISA AFFILIATE" means (i) any corporation included with Target in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is under common control with Target within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which Target is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as an affiliate of Target under Section 414(o) of the Code.

                  "EXCHANGE AGREEMENTS" has the meaning set forth in the preface above.

                  "EXCHANGES" means the transactions contemplated under the Exchange Agreements.

                  "FIDUCIARY" has the meaning set forth in ERISA Section 3(21).

                  "FINANCIAL STATEMENT" has the meaning set forth in Section 4(h) below.

                  "GAAP" means United States generally accepted accounting principles as in effect from time to time.

                  "HIG" refers to HIG Cable, Inc., a Cayman Islands corporation.

                  "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "INDEMNIFIED PARTY" has the meaning set forth in Section 8(d) below.

                  "INDEMNIFYING PARTY" has the meaning set forth in Section 8(d) below.

                  "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),



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(f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

                  "KNOWLEDGE" means that which is known by a person and that of which a person has constructive knowledge based upon information readily available to that person in the performance of such person's duties. In the case of North American or Target, "Knowledge" means the "Knowledge" of its respective directors and executive officers.

                  "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

                  "MATERIAL ADVERSE EFFECT" means, individually or together with other adverse effects, any material adverse effect on the assets, liabilities, results of operations, business condition (financial or otherwise) or prospects of Target or on Target's ability to consummate the transactions contemplated hereby or the ability of the North American to operate the business of Target immediately after the Closing in substantially the same manner as such business is conducted prior to Closing.

                  "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

                  "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in Section 4(h) below.

                  "MOST RECENT FISCAL PERIOD END" has the meaning set forth in
Section 4(h) below.

                  "MOST RECENT FISCAL YEAR END" has the meaning set forth in
Section 4(h) below.

                  "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA
Section 3(37).

                  "NATIONAL SECURITIES EXCHANGE" shall have the meaning ascribed to that term in the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

                  "NORTH AMERICAN" has the meaning set forth in the preface above.

                  "NORTH AMERICAN CLASS A COMMON SHARES" means any share of the Class A Common Stock, par value $.01 per share, of North American.

                  "NORTH AMERICAN CLASS B COMMON SHARES" means any share of the Class B Common Stock, par value $.01 per share, of North American.

                  "NORTH AMERICAN COMMON STOCK" means any share of the common stock, par value $.01 par share, of North American.



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                  "NORTH AMERICAN SERIES A PREFERRED SHARES" means any share of the Series A Convertible Preferred Stock, par value $.01 per share, of North American.

                  "NORTH AMERICAN PREFERRED STOCK" means any share of the preferred stock, par value $.01 per share, of North American.

                  "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                  "PARTY" has the meaning set forth in the preface above.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

                  "PROHIBITED TRANSACTION" has the meaning set forth in ERISA
Section 406 and Code Section 4975.

                  "REPORTABLE EVENT" has the meaning set forth in ERISA Section 4043.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  "SECURITIES PURCHASE AGREEMENT" means the Securities Purchase Agreement of even date herewith, by and between North American and HIG, including exhibits thereto.

                  "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens that could not reasonably be expected to have a Material Adverse Effect, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings disclosed on Section 4(l) of the Disclosure Schedule, (c) purchase money liens and liens securing rental payments under capital lease arrangements disclosed in the Most Recent Financial Statements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, so long as such liens could not reasonably be expected to have a Material Adverse Effect.

                  "STOCKHOLDERS AGREEMENT" means the Stockholders Agreement of North American of even date herewith.



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                  "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                  "TARGET" has the meaning set forth in the preface above.

                  "TARGET SHARE" means any share of the Common Stock, par value $100.00 per share, of Target.

                  "TARGET SHAREHOLDER" means any Person who or which holds any Target Shares.

                  "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any obligations under any agreements or arrangements with respect to any of the foregoing.

                  "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "THIRD PARTY CLAIM" has the meaning set forth in Section 8(d) below.

                  "TRANSFEROR" has the meaning set forth in the preface above.

         2. EXCHANGE TRANSACTION.

                  (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, North American agrees to acquire from the Transferor, and the Transferor agrees to transfer to North American, all of his Target Shares for the consideration specified below in this Section 2.

                  (b) CONSIDERATION. North American agrees to deliver to the Transferor at Closing (i) cash in the amount of $12,887,000 payable by wire transfer or other immediately available funds and (ii) 2,682,600 North American Class B Common Shares and those items listed in Schedule A attached to and made part of this Agreement (collectively, the "Consideration"). The Consideration shall be subject to adjustment pursuant to the provisions of Section 9 hereof.

                  (c) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Holland & Knight LLP in Miami,



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Florida, commencing at 9:00 a.m. local time on March 31, 1998 or such other date, time and place as the Parties may mutually determine (the "CLOSING
DATE").

                  (d) DELIVERIES AT CLOSING. At the Closing, (i) the Transferor will deliver to the North American the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) North American will deliver to the Transferor the various certificates, instruments, and documents referred to in ss.7(b) below, and (iii) the Transferor will deliver to North American stock certificates representing all of his Target Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) North American will deliver to the Transferor the Consideration specified in Section 2(b) above.

         3. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

                  (a) REPRESENTATIONS AND WARRANTIES OF THE TRANSFEROR. Transferor represents and warrants to North American that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)), except as set forth in Annex I attached hereto.

                           (i) AUTHORIZATION OF TRANSACTION. The Transferor has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Transferor, enforceable in accordance with its terms and conditions except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors' rights or by the principles governing the availability of equitable remedies. The Transferor need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other Person in order to consummate the transactions contemplated by this Agreement.

                           (ii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Transferor is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Transferor is a party or by which he is bound or to which any of his assets is subject.

                           (iii) BROKERS' FEES. Transferor has, or prior to Closing will have, paid any fees or commissions due from Transferor to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. Transferor agrees that he will pay



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



         any additional amounts that may become due from him or Target to any such broker, finder or agent in the future, including as a result of any indemnification obligations.

                           (iv) INVESTMENT. The Transferor (A) understands that, except as contemplated under the Stockholders Agreement, the North American Class B Common Shares that he will receive as part of the Purchase Price have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring such North American Class B Common Shares solely for his own account for investment purposes, and not with a view to the distribution thereof,
         (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning North American and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the North American Class B Common Shares, (E) is able to bear the economic risk and lack of liquidity inherent in holding the North American Class B Common Shares, and (F) is an Accredited Investor for the reasons set forth on Annex I.

                           (v) TARGET SHARES. The Transferor holds of record and owns beneficially all of the issued and outstanding Target Shares, as further described in Section 4(c) hereof, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, security interests liens or other encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Transferor is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Transferor to sell, transfer, or otherwise dispose of any capital stock of Target (other than this Agreement). The Transferor is not a party to any voting trust, proxy, shareholders agreement, or other agreement or understanding with respect to the voting of any capital stock of Target.

                           (vi) DISCLOSURE. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to North American by the Transferor with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary in order to make each statement contained herein or therein not misleading. There is no fact which the Transferor has not disclosed to the North American herein and of which the Transferor is aware which could be anticipated to have a Material Adverse Effect.

                  (b) REPRESENTATIONS AND WARRANTIES OF THE NORTH AMERICAN. North American represents and warrants to Transferor that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in Annex II attached hereto.



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



                           (i) ORGANIZATION OF THE NORTH AMERICAN. North American is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Correct and complete copies of the charter and bylaws of North American (as amended to date) are included as part of Annex II. The names and titles of each officer and director of North American is set forth in Annex II.

                           (ii) CAPITALIZATION OF NORTH AMERICAN. The entire authorized capital stock of North American consists of (i) 98,000,000 shares of North American Common Stock, including 10,000,000 North American Class A Common Shares, 20,000,000 North American Class B Common Shares, and 68,000,000 Shares of undesignated North American Common Stock and (ii) 2,000,000 shares of North American Preferred Stock, including 100,000 designated as North American Series A Preferred Shares. The issued and outstanding capital stock of North American, immediately prior to (i) the closing of the transactions contemplated pursuant to the Exchange Agreements and (ii) the proposed sale of 100,000 North American Series A Preferred Shares to HIG, consists of 1,946,330 North American Class A Common Shares, no North American Class B Common Stock and no North American Preferred Stock. The issued and outstanding capital stock of North American, immediately following the (i) closing of the transactions contemplated pursuant to the Exchange Agreements and (ii) the proposed sale of 100,000 North American Series A Preferred Shares to HIG, shall consist of 1,946,330 North American Class A Shares, 5,011,800 North American Class B Shares and 100,000 North American Series A Preferred Shares, held of record as set forth in Annex II hereto. All of the issued and outstanding North American Class A Common Shares have been, and upon issuance pursuant to the Exchange Agreements and the Securities Purchase Agreement, respectively, the 5,011,800 Class B Common Shares and the 100,000 North American Series A Preferred Shares will be, duly authorized, validly issued, fully paid, and nonassessable. Except as disclosed in Annex II, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require North American to issue, sell, or otherwise cause to become outstanding any of its capital stock. Except as disclosed in Annex II, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to North American. Except as disclosed in Annex II, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of North American.

                           Included as part of Annex II is an unaudited pro forma balance sheet for North American, dated as of the date of this Agreement, which gives effect on a pro forma basis to (i) the consummation of the transactions contemplated by the Exchange Agreements, (ii) the sale of 100,000 North American Series A Preferred Shares to HIG and (iii) the proposed $10,000,000 Revolving Credit Facility and $19,000,000 Term Loan from PNC Bank, N.A.

                           Also included as part of Annex II is a table listing the percentage of North American capital stock attributable to each class of shareholders of North American immediately following the closing of (i) the transactions contemplated by the Exchange Agreements and (ii) the transactions contemplated by the Securities Purchase Agreement.

                           (iii) OPERATION. North American has not conducted any activities or incurred any liabilities other than in connection with the Exchanges and in connection with securing financing for the Exchanges.

                           (iv) AUTHORIZATION OF TRANSACTION. North American has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of North American, enforceable in accordance with its terms and conditions except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors' rights or by the principles governing the availability of equitable remedies. North American need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other Person in order to consummate the transactions contemplated by this Agreement.

                           (v) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either North American is subject or any provision of their respective charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which North American is a party or by which North American is bound or to which any of its assets is subject.

                           (vi) BROKERS' FEES. North American has, or prior to the Closing will have, paid any fees or commissions due from North American to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. North American agrees that they will pay any additional amounts that may become due from North American to any such broker, finder or agent in the future, including as a result of any indemnification obligations.

                           (vii) DISCLOSURE. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to the Transferor by the North American with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary in order to make each statement contained herein or therein not misleading. There is no fact which North American has not disclosed to the Transferor herein and of which North American or any of the its officers or directors is aware and which could be anticipated to have a material adverse effect on the operations of North American after the Closing.

         4. REPRESENTATIONS AND WARRANTIES CONCERNING TARGET. The Transferor represents and warrants to the North American that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule delivered by the Transferor to the North American on the date hereof and initialed by the Parties (the "DISCLOSURE SCHEDULE"). The Disclosure Schedule shall be effective to modify only those representations and warranties to which the Disclosure Schedule makes explicit reference. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

                  (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Target has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of Target. Correct and complete copies of the charter and bylaws of Target (as amended to date) are included as part of Section 4(a) of the Disclosure Schedule. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of Target are correct and complete and an true and correct copy thereof has been provided to North American. Target is not in default under or in violation of any provision of its charter or bylaws.

                  (b) AUTHORIZATION OF TRANSACTION. [INTENTIONALLY LEFT BLANK]

                  (c) CAPITALIZATION. The entire authorized capital stock of Target consists of 3,000 Target Shares, of which 275 Target Shares are issued and outstanding and No Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and owned beneficially solely by the Transferor. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any of its capital stock or securities convertible or exchangeable for, or any options, warranties, or rights to purchase, any of such capital stock. There are no outstanding obligations of Target to repurchase, redeem or otherwise acquire any capital stock or any securities convertible into or exchangeable for such capital stock or any options, warrants or rights to purchase such capital stock or securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting, transfer, dividend or other rights (such as registration rights under the Securities Act) of the capital stock of Target.

                  (d) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the charter or bylaws of Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Target need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person, government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                  (e) BROKERS' FEES. Target has, or prior to Closing will have, paid any fees or commissions due from Target to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. Transferor agrees that he will pay any additional amounts that may become due from Target to any such broker, finder or agent in the future, including as a result of any indemnification obligations.

                  (f) TITLE TO ASSETS. Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests (other than the Security Interests disclosed on the face of the Most Recent Balance Sheet), except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, none of which disposals are expected to have a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not affect Target's good and marketable title to, or valid leasehold interest in, the properties and assets described in the preceding sentence.

                  (g) SUBSIDIARIES. Target does not currently have, and has never had, any Subsidiaries and does not own any securities of any other Person.

                  (h) FINANCIAL STATEMENTS. Attached hereto as EXHIBIT B are the following financial statements (collectively the "FINANCIAL STATEMENTS"):
(i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow including the audit report thereon as of and for the fiscal year ended December 31, 1997 (the "MOST RECENT FISCAL YEAR END") for Target; (ii) audited consolidated balance sheets, statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1993, December 31, 1994, December 31, 1995, and December 31, 1996 and (iii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow, (the "MOST RECENT FINANCIAL STATEMENTS") as of and for the period from January 1, 1998, through February 28, 1998 (the "MOST RECENT FISCAL PERIOD END") for Target. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Target as of such dates and the results of operations of Target for such periods, are correct and complete, and are consistent with the books and records of Target (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes.

                  Since the date of the Most Recent Balance Sheet, Target has not (i) declared or paid any cash dividends or made any distributions or payments of any kind to the Transferor, (ii) repaid any portion of principal or interest on any outstanding indebtedness of Target, (iii) incurred any indebtedness for borrowed money, (iv) entered into any contracts, leases or other agreements other than in the ordinary course of business that require Target to make payments thereunder, or (v) made any distributions or payments of any kind to any directors or officers of Target or any family member of Transferor except for wages paid to such directors, officers or family members who are employees of Target and which wages are consistent with Target's past practice and custom.

                  (i) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End and except as disclosed in the Disclosure Schedule, there has not occurred any Material Adverse Effect. Without limiting the generality of the foregoing, since that date:

                           (i) Target has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                           (ii) Target has not entered into any agreements, contracts, leases, or licenses either involving more than $10,000 in the aggregate, having a term greater than 12 months or outside the Ordinary Course of Business;

                           (iii) no party (including any of Target) has accelerated, terminated, modified, or cancelled any agreements, contracts, leases, or licenses involving more than $10,000 in the aggregate to which Target is a party or by which it is bound;

                           (iv) Target has not imposed or allowed to be imposed any Security Interest upon any of its assets, tangible or intangible;

                           (v) Target has not made any capital expenditures involving more than $10,000 in the aggregate or outside the Ordinary Course of Business;

                           (vi) Target has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

                           (vii) Target has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $10,000 in the aggregate;

                           (viii) Target has not delayed or postponed the payment of accounts payable and other Liabilities (other than as set forth in Schedule B hereto) outside the Ordinary Course of Business;

                           (ix) Target has not cancelled, compromised, waived, or released any right or claim either involving more than $10,000 in the aggregate or outside the Ordinary Course of Business;

                           (x) Target has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                           (xi) there has been no change made or authorized in the charter or bylaws of any of Target;

                           (xii) Target has not issued, sold, or otherwise disposed of any of its capital stock or securities convertible into or exchangeable for such stock, or granted any options, warrants, or other rights to purchase or obtain any of such capital stock or securities;

                           (xiii) Target has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock or other securities;

                           (xiv) Target has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property involving more than $10,000 in the aggregate;

                           (xv) Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees or their "Associates" (as defined in Rule 12b-2 under the Exchange Act);

                           (xvi) Target has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                           (xvii) Target has not granted any increase in any compensation of any of its directors, officers, or other employees;

                           (xviii) Target has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                           (xix) Target has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                           (xx) Target has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                           (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Target; and

                           (xxii) Target has not increased, or experienced any change in assumptions underlying or method of calculating, any bad debt, contingency, tax or other reserves or changed its accounting practices, methods or assumptions (including changes in estimates or valuation methods); or written down the value of any assets; and

                           (xxiii) Target has not committed to any of the foregoing.

                  (j) UNDISCLOSED LIABILITIES. Except as disclosed in Section 4(j) of the Disclosure Schedule, Target does not have any Liability, except for
(i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Period End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law and none of which could reasonably be expected to have a Material Adverse Effect).

                  (k) LEGAL COMPLIANCE. Target and its predecessors and Affiliates has complied, in all material respects, with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

                  (l) TAX MATTERS.

                           (i) Target has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Target (whether or not shown on any Tax Return) have been paid or are fully and adequately accrued and adequately disclosed on the Most Recent Balance Sheet. Target is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no

         Security Interests on any of the assets of Target that arose in connection with any failure (or alleged failure) to pay any Tax.

                           (ii) Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                           (iii) Neither Transferor nor Target has Knowledge that any authority expects to assess any additional Taxes for any period for which Tax Returns have been filed. There is no action, suit or proceeding, investigation, dispute or claim now pending or threatened concerning any Tax Liability of Target or proposed adjustment to the taxable income of Target either (A) claimed or raised by any authority in writing or (B) as to which any of the Transferor and Target has Knowledge based upon personal contact with any agent of such authority. Section 4(l) of the Disclosure Schedule lists all Tax Returns filed with respect to Target for the last three completed tax years, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Transferor has delivered to the North American correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Target since January 1, 1994.

                           (iv) Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                           (v) Target has not filed a consent under Code
         Section 341(f) concerning collapsible corporations. Target has not made any payments, is not obligated to make any payments, or is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G or that would give rise to any obligation to indemnify any Person for any excise tax payable pursuant to Code Section 4999. The Target has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Target has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither Target nor any predecessor or affiliate thereof is a party to any Tax allocation, sharing, indemnification or similar agreement. Target (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) and (B) does not have any Liability for the Taxes of any Person (other than any of Target and its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. No indebtedness of Target consists of "corporate acquisition indebtedness" within the meaning of Code Section 279.

                           (vi) Section 4(l) of the Disclosure Schedule sets forth as of the most recent practicable date the basis for Federal income tax purposes of Target in its assets.

                           (vii) The unpaid Taxes of Target (A) did not, as of the Most Recent Fiscal Period End, exceed the reserve for Tax Liability (provided, however, that the reserve for Tax Liability shall not include any reserve for deferred taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not, and will not as of the Closing Date, exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target in filing its Tax Returns.

                           (viii) Target has properly qualified as an S corporation for federal income tax purposes within the meaning of
         Section 1361 of the Code at all times since January 1, 1997, and has so qualified under analogous provision of the income tax laws of California, Colorado, Connecticut, Georgia, Iowa, Illinois, Kansas, Maryland, Minnesota, Montana, North Carolina, North Dakota, Nebraska, New Jersey, Ohio, Oklahoma, Utah, Virginia and Wisconsin.

                  (m) REAL PROPERTY. Target does not own any real property.
Section 4(m) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to Target. The Transferor has delivered to North American correct and complete copies of the leases and subleases listed in
Section 4(m) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 4(m) of the Disclosure Schedule:

                                    (A) the lease or sublease is legal, valid,
                  binding, enforceable, and in full force and effect;

                                    (B) the lease or sublease will continue to
                  be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                                    (C) no party to the lease or sublease is in
                  breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                    (D) no party to the lease or sublease has
                  repudiated any provision thereof;

                                    (E) there are no disputes, oral agreements,
                  or forbearance programs in effect as to the lease or sublease;

                                    (F) Target has not received a notice from
                  the lessor indicating that the lease will not be renewed at the end of its current term for any additional terms provided for in the lease;

                                    (G) the term of the lease will continue for
                  a minimum of six months past the Closing Date;

                                    (H) with respect to each sublease, the
                  representations and warranties set forth in subsections (A) through (G) above are true and correct with respect to the underlying lease;

                                    (I) Target has not assigned, transferred,
                  conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                                    (J) all facilities leased or subleased
                  thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                                    (K) all facilities leased or subleased
                  thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

                                    (L) the Transferor is not aware of any
                  pending or threatened foreclosure or other enforcement proceedings relating to the real property underlying the leases or subleases set forth in Section 4(m) of the Disclosure Schedule that could result in Target's loss of possession of such real property.

                  (n) INTELLECTUAL PROPERTY.

                           (i) Target owns or has the right to use pursuant to license, sublicense, agreement, or permission in writing all Intellectual Property necessary for the operation of the businesses of Target as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by Target immediately prior to the Closing hereunder will be owned or available for use by Target on identical terms and conditions immediately subsequent to the Closing hereunder. Target has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

                           (ii) Target has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Transferor and the directors and officers (and employees with responsibility for Intellectual Property matters) of Target has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Transferor and Target, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Target.

                           (iii) Section 4(n)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which

         Target has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Transferor has delivered to North American correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to North American correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.
         Section 4(n)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by Target in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4(n)(iii) of the Disclosure Schedule:

                                    (A) Target possesses all right, title, and
                  interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                                    (B) the item is not subject to any
                  outstanding injunction, judgment, order, decree, ruling, or charge;

                                    (C) no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                                    (D) Target has never agreed to indemnify
                  any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                           (iv) Section 4(n)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Target uses pursuant to license, sublicense, agreement, or permission. The Transferor has delivered to the North American correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(n)(iv) of the Disclosure Schedule:

                                    (A) the license, sublicense, agreement, or
                  permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                                    (B) the license, sublicense, agreement, or
                  permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                                    (C) no party to the license, sublicense,
                  agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                    (D) no party to the license, sublicense,
                  agreement, or permission has repudiated any provision thereof;

                                    (E) with respect to each sublicense, the
                  representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                                    (F) the underlying item of Intellectual
                  Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                                    (G) no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                                    (H) Target has never granted any sublicense
                  or similar right with respect to the license, sublicense, agreement, or permission.

                           (v) To the Knowledge of Transferor and Target, Target will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

                           (vi) None of the Transferor and Target has any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of any of Target.

                  (o) TANGIBLE ASSETS. Target owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used. Section 4(o) of the Disclosure Schedule lists all tangible assets owned by Target.

                  (p) INVENTORY. Target does not have any inventory.

                  (q) CONTRACTS. Section 4(q) of the Disclosure Schedule lists all the contracts and other agreements to which Target is a party. The Transferor has delivered to the North American a correct and complete copy of each written agreement listed in Section 4(q) of the Disclosure Schedule (as amended to date). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement. Section 4(q) of the Disclosure Schedule lists each currently outstanding bid or proposal for business submitted by Target in excess of $1,000,000.

                  (r) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of Target are reflected properly on the Most Recent Balance Sheet in accordance with GAAP, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and, will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target.

                  (s) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of Target.

                  (t) INSURANCE. Section 4(t) of the Disclosure Schedule includes a true, correct and complete list of all policies of insurance (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Target is a party, a named insured, or otherwise the beneficiary of coverage. Genuine and complete copies of each of the insurance policies listed in Section 4(t) of the Disclosure Schedule have been provided to North American.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Target nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (D) neither Target, any ERISA Affiliate nor the North American shall be subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability and (E) to Transferor's or Target's Knowledge, no party to the policy has repudiated any provision thereof. Target has been fully covered at all times during the past 5 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 4(t) of the Disclosure Schedule describes any self-insurance arrangements affecting Target.

                  (u) LITIGATION. Section 4(u) of the Disclosure Schedule sets forth each instance in which Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party, or to the Knowledge of Transferor or Target, is threatened to be made a party to any claim, action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Except as set forth in ss.4(u) of the Disclosure Schedule, there is no other pending, or to the knowledge of Transferor or Target, threatened claim, arbitration proceeding, action, suit, investigation or other proceeding against or involving Target or any property or rights of Target or any officer or director or Target. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(u) of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Target. Neither the Transferor nor the directors and officers (and employees with responsibility for litigation matters) of Target has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Target.

                  (v) COMMITMENTS AND WARRANTIES. All services provided by the Company have been performed in conformity with all applicable contractual commitments (written or oral) and all express and implied warranties (written or oral), and Target has no Liability and, to the Knowledge of the Transferor and Target, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) in connection with any such services. ss.4(v) of the Disclosure Schedule includes copies of the standard forms of agreement entered into between Target and its customers. Target has not entered into any written or oral agreements with any of its customers that include guaranties, warranties, or indemnity provisions other than those included in the agreements included as part of Section 4(v) of the Disclosure Schedule.

         Neither Target nor the Transferor has received notice (written or oral) from any of its customers stating that the customer intends to reduce the volume of business that it currently conducts with Target or to cease doing business with Target.

                  (w) LIABILITY FOR SERVICES PERFORMED. Target has no Liability (and, to Transferor's knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of or in connection with any services provided by Target.

                  (x) EMPLOYEES. To the Knowledge of the Transferor or Target, no executive, key employee, or group of employees has any plans to terminate employment with Target. Target is not currently, nor at any prior time has been, a party to or bound by any collective bargaining agreement, nor has Target experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Target has not committed any unfair labor practice. Neither the Transferor nor Target has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Target.

                  (y) EMPLOYEE BENEFITS.

                           (i) Section 4(y) of the Disclosure Schedule lists each Employee Benefit Plan that Target or any ERISA Affiliate maintains, contributes to, or is required to contribute to or under which Target or any ERISA Affiliate has any liability.

                                    (A) Each such Employee Benefit Plan (and
                  each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                                    (B) All required reports and disclosures
                  (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                                    (C) All contributions (including all
                  employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Target and in accordance with GAAP. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                                    (D) Each such Employee Benefit Plan which
                  is an Employee Pension Benefit Plan now meets and at all times since inception have met the requirements of a "qualified plan" under Code Section 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                                    (E) As of the Closing Date, the market
                  value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) will equal or exceed the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on such date.

                                    (F) The Transferor has delivered to the
                  North American correct and complete copies of the plan documents and summary plan descriptions including all amendments thereto, the most recent determination letter received from the Internal Revenue Service, the three most recent Form 5500 Annual

                  Reports (including all schedules thereto), the three most recent annual premium payment forms filed with the PBGC, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                           (ii) With respect to each Employee Benefit Plan that Target or any ERISA Affiliate maintains, contributes to, or is required to contribute to or under which Target or any ERISA Affiliate has any liability:

                                    (A) No such Employee Benefit Plan which is
                  an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

                                    (B) There have been no Prohibited
                  Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. Neither the Transferor nor Target has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                                    (C) Neither Target nor any ERISA Affiliate
                  has not incurred, and none of the Transferor and the directors and officers (and employees with responsibility for employee benefits matters) of Target has any reason to expect that Target or any ERISA Affiliate will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                           (iii) Neither Target nor any ERISA Affiliate contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

                           (iv) Neither Target nor any ERISA Affiliate maintains or contributes to, or has ever been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

                  (z) GUARANTIES. Target is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

                  (aa)     ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.

                           (i) Target and its predecessors and Affiliates have complied and are in compliance with all Environmental, Health, and Safety Requirements.

                           (ii) Without limiting the generality of the foregoing, Target and its Affiliates have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on the attached "ENVIRONMENTAL AND SAFETY PERMITS SCHEDULE."

                           (iii) Neither Target nor its predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                           (iv) None of the following exists at any property or facility owned or operated by Target: (1) underground storage tanks,
         (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                           (v) None of Target or its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

                           (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

                           (vii) Neither Target nor its predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

                           (viii) No facts, events or conditions relating to the past or present facilities, properties or operations of Target or any of its predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements (whether on-site or off-site), or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

                  (ab) CERTAIN BUSINESS RELATIONSHIPS WITH TARGET. Neither the Transferor, its Affiliates, any director or employee of Target, or any relatives of Transferor, or any person living in the same residence as such persons, has been involved in any business arrangement or relationship with Target within the past 12 months, and neither the Transferor nor its Affiliates nor any of such other persons own leases, licenses, or otherwise has any interest in any asset, tangible or intangible, which is used in the business of Target or any contract, lease or commitment to which Target is a party. Target is not indebted to any officer, director or employee of Target for any liability or obligation. No officer, director or employee of Target is indebted to Target for any liability or obligation.

                  (ac) CUSTOMERS AND SUPPLIERS. No purchase order or commitment of Target is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. No material supplier of Target has advised Target in writing within the past year that it will stop, or decrease the rate of, supplying materials, products or services to Target and no material customer of Target has advised Target in writing within the past year that it will stop, or decrease the rate of buying materials, products or services from Target. Section 4(ac) of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more that 5% of the consolidated revenues of Target during the last full fiscal year or the interim period through the date of the Most Recent Financial Statements and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or component to Target. The consummation of the transactions contemplate hereby will not have a material adverse effect on Target's relationship with any customer or supplier listed in Section 4(ac) of the Disclosure Schedule.

                  (ad) DISCLOSURE. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to the North American by or on behalf of Target or the Transferor with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary in order to make each statement contained herein or therein not misleading. There is no fact which Target or the Transferor have not disclosed to the North American herein and of which the Transferor, Target, or any of Target's officers or directors is aware and which could be anticipated to have a Material Adverse Effect.

         5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

                  (a) GENERAL. Each of the Parties will use his or its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

                  (b) NOTICES AND CONSENTS. The Transferor will cause Target to give any notices to third parties, and will cause Target to use its best efforts to obtain any third party consents, that the North American reasonably may request in connection with the matters referred to in Section 4(d) above. Each of the Parties will (and the Transferor will cause Target to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(ii), ss.3(b)(vi), and Section 4(d) above. Without limiting the generality of the foregoing, each of the Parties will file (and the Transferor will cause Target to file) any Notification and Report Forms and related material that he or it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use his or its best efforts to obtain (and the Transferor will cause Target to use its best efforts to obtain) an early termination of the applicable waiting period, and will make (and the Transferor will cause Target to make) any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

                  (c) OPERATION OF BUSINESS. The Transferor will not cause or permit Target to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Transferor will not cause or permit Target to
(i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(i) above.

                  (d) PRESERVATION OF BUSINESS. The Transferor will cause Target to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

                  (e) FULL ACCESS. The Transferor will permit, and will cause Target to permit, representatives of North American to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Target, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Target. At the request of North American, Transferor will permit, and will cause Target to permit, the lenders and the investors who are expected to provide the capital necessary to consummate the transactions contemplated hereby, and their respective counsel, to have the same access as permitted to the North American in accordance with the immediately preceding sentence.

                  (f) NOTICE OF DEVELOPMENTS. The Transferor will give prompt written notice to the North American of any breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any breach of any of his or its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

                  (g) EXCLUSIVITY. The Transferor will not (and the Transferor will not cause or permit Target to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Target (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Transferor will notify the North American immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

                  (h) NO TERMINATION OF TRANSFEROR'S OBLIGATION BY SUBSEQUENT INCAPACITY. Transferor specifically agrees that his obligations hereunder, including, without limitation, the obligations pursuant to Section 8 hereof, shall not be eliminated by his or her death or incapacity.

         6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

                  (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Transferor acknowledges and agrees that from and after the Closing North American will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Target.

                  (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this

Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Target, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

                  (c) TRANSITION. The Transferor will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Target from maintaining the same business relationships with Target after the Closing as it maintained with Target prior to the Closing. The Transferor will refer all customer inquiries relating to the businesses of Target to the North American from and after the Closing.

                  (d) CONFIDENTIALITY. [INTENTIONALLY LEFT BLANK]

                  (e) STOCK OPTIONS. Within 90 days after the Closing, North American will adopt a stock incentive plan (the "Stock Incentive Plan") pursuant to which stock options and other forms of stock-based compensation may be awarded to the officers, directors and employees of North American and its subsidiaries. North American agrees that upon adoption of the Stock Incentive Plan, it shall grant options to purchase an aggregate of 70,000 shares of North American common stock, at an exercise price of $5.00 per share (the "Options"), to the key employees of Target named in EXHIBIT C to this Agreement. The terms and conditions of the Options and the number of Options to be awarded to each key employee shall be determined by the Board of Directors of North American at the time of grant.

                  (f) INDEPENDENT ACCOUNTANTS. After the Closing, Transferor shall (i) use reasonable efforts to cause Target's past and present independent auditors and accounting personnel to make available to North American and its representatives all financial information, including the right to examine all working papers pertaining to audits or reviews previously or hereafter made by such auditors, and (ii) provide such cooperation as North American and its representatives may request in connection with any audit or review of Target that North American may direct its representatives to make. Without limiting the generality of the foregoing, Transferor agrees that he will cooperate with, and cause Target's past and present independent auditors, accounting personnel and other necessary persons to cooperate with the North American in the preparation of any documents filed by the North American with the U.S. Securities and Exchange Commission in connection with an offering of securities, to the extent information about Target is required therein.

                  (g) EMPLOYEES OF TARGET. North American agrees that, for a period of one year after the Closing Date, the group health benefits, vacation, and paid holidays provided to employees of Target will be comparable to such items provided by Target to such employees prior to the Closing Date. Although North American has no present intention of dismissing any current employees of Target, nothing in this section is intended to impose any obligation on North American to retain any such employees.

                  (h) TAX MATTERS. The Transferor covenants and agrees not to take any action, or fail to take any action, with respect to Taxes, that would have an adverse effect on the North American on or after the Closing Date, including, without limitation, amending or otherwise supplementing any Tax Return or report of Target with respect to any period prior to the Closing Date without the consent of the North American. If any taxing authority conducts any audit or investigation relating to Target prior to the Closing Date, the North American may, in its sole election, have the right to supervise such audit or investigation and provide any response required in connection therewith.

                  (i) CORPORATE NAME. As soon as reasonably practicable after the Closing Date, North American shall cause Target to change its corporate name. Thereafter all rights in the corporate name "Kenya Corporation" shall be deemed transferred to and vested in the Transferor. It is contemplated that Target's corporate name will be changed to "Channel Communications, Inc." If Target in its sole and absolute discretion determines in the future to cease using the corporate name "Channel Communications, Inc." Target agrees it will transfer the rights it has in such name to Transferor.

                  (j) LOCKUP AGREEMENT. The Transferor agrees that he shall not sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of his North American Class B Common Shares until the earlier of (i) a Public Offering or (ii) March 31, 2001, unless otherwise agreed in writing by HIG Cable, Inc. The certificates representing the Transferor's shares shall bear a legend reflecting this restriction on transfer contained in this Agreement and the Corporation shall be authorized to place transfer restrictions on the books of the company.

         7. CONDITIONS TO OBLIGATION TO CLOSE.

                  (a) CONDITIONS TO OBLIGATION OF THE NORTH AMERICAN. The obligation of North American to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties set forth in
         Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date and there shall not have occurred any Material Adverse Effect;

                           (ii) the Transferor and Target shall have performed and complied with all of his covenants hereunder in all material respects through the Closing;

                           (iii) Target shall have procured all of the third party consents specified in Section 5(b) above;

                           (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or before any arbitrator, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (v) the Transferor shall have delivered to the North American a certificate, which pursuant to its terms authorizes PNC Bank, N.A. and HIG to rely thereon to the same extent as if the certificate was addressed directly to them, to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

                           (vi) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(vi), and Section 4(d) above;

                           (vii) the North American shall have received from counsel to the Transferor an opinion in form and substance as set forth in EXHIBIT D attached hereto, addressed to the North American and which pursuant to its terms authorizes PNC Bank, N.A. and HIG to rely thereon to the same extent as if it were addressed directly to them, and dated as of the Closing Date;

                           (viii) the North American shall have obtained on terms and conditions reasonably satisfactory to it the proceeds of all of the financing it needs in order to consummate the transactions contemplated by all of the Exchange Agreements.

                           (ix) all actions to be taken by the Transferor in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the North American.

                           (x) North American shall have received an appraisal, from an appraiser selected by the North American, that states that the fair market value of Target's tangible assets listed in Section 4(o) of the Disclosure Schedule is at least equal to the book value of such assets reflected in the Closing Balance Sheet.

                           (xi) [INTENTIONALLY LEFT BLANK];

                           (xii) Target shall have delivered a Secretary and Incumbency Certificate in the form attached hereto as EXHIBIT F;

                           (xiii) Target shall have delivered evidence of its qualification to do business in each jurisdiction where it is so qualified and a certificate of good standing issued by the Secretary of State of each such jurisdiction demonstrating that Target is in good standing in that jurisdiction;

                           (xiv) Target shall have delivered landlord consent and estoppel certificates, in form and substance satisfactory to the North American, relating to each of the real property leases listed in
         Section 4(m) of the Disclosure Schedule;

                           (xv) Target shall have delivered (A) payoff letters relating to all existing indebtedness of Target to creditors for borrowed money and (B) UCC-3 financing statements executed by such creditors releasing any security interests of such creditors in Target's assets;

                           (xvi) Target shall have delivered the resignations of all directors of Target that Buyer shall have requested;

                           (xvii) Transferor shall have entered into an Employment Agreement with Target in the form attached hereto as EXHIBIT G;

                           (xviii) On or prior to the Closing Date, North American shall have closed the transactions contemplated by each of the other Exchange Agreements;

                           (xix) [INTENTIONALLY LEFT BLANK]

                           (xx) all actions to be taken by the Transferor in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the North American.

North American may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

                  (b) CONDITIONS TO OBLIGATION OF THE TRANSFEROR. The obligation of the Transferor to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties set forth in
         Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

                           (ii) the North American shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                           (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or before any arbitrator, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (iv) the North American shall have delivered to the Transferor a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

                           (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(v), and Section 4(d) above;

                           (vi) Transferor shall have entered into an Employment Agreement with Target, in the form attached hereto as EXHIBIT G (Transferor covenants and agrees to execute the Employment Agreement as of the Closing Date);

                           (vii) Transferor shall have received from counsel to the North American an opinion in form and substance as set forth in EXHIBIT H attached hereto, addressed to the Transferor, and dated as of the Closing Date;

                           (viii) Buyer shall have delivered a Secretary and Incumbency Certificate in the form attached hereto as EXHIBIT I;

                           (ix) This Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors and Shareholders of North American;

                           (x) on or prior to the Closing Date, the transactions contemplated pursuant to each of the other Exchange Agreements, and the Securities Purchase Agreement shall have been closed; and

                           (xi) all actions to be taken by the North American in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Transferor.

The Transferor may waive any condition specified in this Section 7(b) if he executes a writing so stating at or prior to the Closing.

                  (c) POST-CLOSING OBLIGATIONS OF TRANSFEROR. Transferor shall use best efforts to obtain Employment Agreements between Target and each of Paul Haskin, Larry Johnson and Gary Dixon in the form attached hereto as EXHIBIT G within 30 days of the Closing Date.

         8. REMEDIES FOR BREACHES OF THIS AGREEMENT.

                  (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any certificate, document, instrument or agreement delivered pursuant to this Agreement shall survive the Closing hereunder (notwithstanding any due diligence investigations that may have been undertaken by the damaged Party) and continue in full force and effect through all statutes of limitations. Notwithstanding the foregoing, no claim for indemnification in respect of a breach of a representation or warranty shall be made after the date three years from and after the Closing Date, except that a claim for indemnification in respect of a breach of the representations set forth in Section 3(a), 3(b), 4(a)-(f), 4(l), 4(y) and 4(aa) may be made at anytime following the Closing Date and are not subject to the foregoing three year limitation.

                  (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE NORTH
                      AMERICAN.

                           (i) In the event the Transferor breaches (or in the event any third party alleges facts that, if true, would mean the Transferor has breached) any of his representations, warranties (or any of such representations or warranties is untrue or inaccurate), covenants and agreements contained herein or in any certificate, document, instrument or agreement delivered pursuant to this Agreement, and, provided that the Indemnified Buyers (as hereafter defined) make a written claim for indemnification against the Transferor pursuant to Section 12(g) below within the applicable claim period provided in 8(a) above, then the Transferor agrees to indemnify North American and each of its officers, directors, employees, representatives and shareholders (the "Indemnified Buyers") from and against the entirety of any Adverse Consequences the Indemnified Buyers may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Indemnified Buyers may suffer after the end of any applicable claim period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                           (ii) The Transferor agrees to indemnify the Indemnified Buyers from and against the entirety of any Adverse Consequences the Indemnified Buyers may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of Target (x) for any Taxes of Target with respect to any Tax year or portion thereof ending on or before the Closing Date or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 9(b)) to the portion of such period beginning before and ending on the Closing
         Date), to the extent such Taxes are not reflected in the reserve for Tax Liability shown on the face of the Closing Date Balance Sheet; provided, however, that the reserve for Tax Liability shall not include any reserve for deferred taxes established to reflect timing differences between book and tax income, and (y) for the unpaid Taxes of any Person (other than Target) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                           (iii) Transferor agrees to indemnify North American from and against the entirety of any Adverse Consequences North American may suffer resulting from, arising out of, relating to, in the nature of, or caused by the activities of any entity which at any time has been owned, in whole or in part, by Target.

                           (iv) Transferor agrees to indemnify North American from and against the entirety of any Adverse Consequences the North American may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Retained Liabilities (as hereafter defined). As used herein, the term Retained Liabilities means all liabilities, claims, commitments, demands or obligations of Target (or any subsidiary of Target) existing or arising out of any facts or set of operative facts existing on or prior to the Closing Date, except for any such liabilities, claims, commitments, demands or obligations of Target (or any subsidiary of Target) set forth (A) on the face of the Most Recent Balance or, if applicable, the Revised Most Recent Balance Sheet or (B) in Section 4(j) of the Disclosure Schedule.

                           (v) Transferor agrees to indemnify North American from and against the entirety of any Adverse Consequences the North American may suffer resulting from, or arising out of, relating to, or in the nature of or caused by any claim by a stockholder or former stockholder of Target or any other Person seeking to assert: (i) ownership or rights to ownership of any shares of capital stock of Target or any Subsidiary, (ii) any rights of a stockholder (other than the right to receive the Purchase Price) including any option, preemptive rights or rights to receive notice or to vote, (iii) any rights under Target's charter, bylaws or other constituent documents, or (iv) any claim that his shares of capital stock were to be repurchased by Target.

                           (vi) Transferor agrees to indemnify North American from and against the entirety of any Adverse Consequences the North American may suffer resulting from, or arising out of, relating to, or in the nature of or caused by any claim by a dissenting shareholder that the Purchase Price is less than the fair value of his shares.

                           (vii) Without limiting any other provision in this
         Section 8, Transferor agrees to indemnify North American from and against the entirety of any Adverse Consequences North American may suffer as a result of a taxing authority taking the position that any former or current subcontractor of Target should have been, at any time prior to the Closing Date, treated as an employee of Target.

                           (viii) Without limiting any other provision in this
         Section 8, Transferor agrees to indemnify North American from and against the entirety of any Adverse Consequences North American may suffer as a result of Target's failure to be duly authorized to conduct business and in good standing under the laws of any jurisdiction where such qualification is or has been required as of or prior to the Closing Date. The indemnification obligations of the Transferor under this Section 8(b)(viii) shall not be limited or otherwise affected in any manner by any disclosures made by the Transferor in the Disclosure Schedule.

                  (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE TRANSFEROR.

                           (i) In the event North American breaches (or in the event any third party alleges facts that, if true, would mean the North American had breached) any of their representations, warranties (or any of such representations or warranties is untrue or inaccurate), covenants and agreements contained herein or in any certificate, document, instrument or agreement delivered pursuant to this Agreement, and, provided that the Transferor makes a written claim for indemnification against the North American pursuant to
         Section 12(g) below within the applicable claim period provided in 8(a) above, then North American agrees to indemnify the Transferor and each of his representatives (the "Indemnified Transferor") from and against the entirety of any Adverse Consequences the Indemnified Transferor may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Indemnified Transferor may suffer after the end of any applicable claim period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                           (ii) North American agrees to indemnify the Transferor from and against the entirety of any Adverse Consequences the Transferor may suffer as a result of Target's failure to pay the amounts due, for periods after the Closing Date, under any of the contracts, leases and other agreements set forth in Section 4(q) of the Disclosure Schedule as to which Transferor is a personal guarantor; provided, however, that Transferor shall not be entitled to indemnification pursuant to this Section 8(c)(ii) to the extent that North American is otherwise entitled to indemnification from the Transferor in connection with the matters described in this Section 8(c)(ii).

                  (d) MATTERS INVOLVING THIRD PARTIES.

                           (i) If any third party shall notify any party entitled to indemnification hereunder (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced.

                           (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, (E) the named parties to the Third Party Claim do not include both the Indemnified Party and the Indemnifying Party, and (F) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                           (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with
         Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                           (iv) In the event any of the conditions in
         Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

                  (e) DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section
8. All indemnification payments under this Section 8 shall be deemed adjustments to the Consideration.

                  (f) BASKET. The Transferor shall not be obligated to indemnify North American pursuant to this Section 8 for any Adverse Consequences in respect of a breach of (or inaccuracy in) a representation or warranty until the aggregate amount of all Adverse Consequences in respect of breaches (or inaccuracies) in representation or warranties exceeds $10,000 (the "Trigger Amount"). Once the aggregate Adverse Consequences in respect of breaches (or inaccuracies) in representation or warranties exceed the Trigger Amount, North American shall be entitled to indemnification for the full amount of all Adverse Consequences in respect of breaches (or inaccuracies) in representation or warranties above the Trigger Amount.

         The foregoing limitation on the indemnification obligations of Transferor shall not apply to any breach of any covenants or agreements of Transferor in this Agreement. In addition, notwithstanding the foregoing provisions of this paragraph, such limitations shall not apply to breaches of (or inaccuracies in) any of the representations or warranties in the following provisions of this Agreement: Sections 3(a), 4(a), 4(b), 4(c), 4(d) and 4(e). Further, the foregoing limitations of liability shall not apply to any breach of any representation or warranty if such representation or warranty was made with actual knowledge or reckless disregard of its falsity or inaccuracy or incompleteness.

         In calculating the amount of Adverse Consequences incurred arising out of or related to any breach of a representation or warranty, references to "material" or "Material Adverse Effect" or "knowledge" or "Knowledge" or other materiality or similar qualifications, including as expressed in accounting concepts such as GAAP, shall be disregarded. No right of indemnification hereunder shall be limited by reason of any investigation or audit conducted before or after the Closing by any party hereto or the knowledge of such party of any breach of any representation, warranty, covenant or agreement by the other party at any time.

                  (g) OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to Target, or the transactions contemplated by this Agreement. The Transferor hereby agrees that he or it will not make any claim for indemnification against Target by reason of the fact that he or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any matter for which a Buyer Indemnified Party may be entitled to indemnification from the Transferor as provided in this Section 8.

         9. ADJUSTMENT OF CONSIDERATION.

                  (a) North American shall have a period of 60 days after the Closing Date to review the Most Recent Balance Sheet. If North American has any objections to the Most

Recent Balance Sheet, it will deliver a detailed statement describing such objections to the Transferor within such 60-day period. North American and the Transferor will use reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution within 30 days after the Transferor has received the statement of objections, however, North American and the Transferor will select an accounting firm mutually acceptable to them to resolve any remaining objections. If North American and the Transferor are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the Parties. North American will revise the Most Recent Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this Section 9(a). ThE "REVISED MOST RECEnt BALANCE SHEET" shall mean the Most Recent Balance Sheet together with any revisions thereto pursuant to this Section 9(a).

                           (i) In the event the Parties submit any unresolved objections to an accounting firm for resolution as provided in Section 9(a) above, any expenses relating to the engagement of the accounting firm shall be allocated between the Transferor and the North American by the accounting firm in proportion to the amount in dispute which is decided in favor of the challenging party.

                           (ii) The Transferor will make the work papers and back-up materials used in preparing the Most Recent Balance Sheet available to North American and its accountants and other representatives at reasonable times and upon reasonable notice during
         (A) the review by North American of the Most Recent Balance Sheet, and
         (B) the resolution by the Parties of any objections to the Most Recent Balance Sheet.

                           (iii) The Consideration, as the case may be, will be
adjusted as follows:

                                    (A) If the Shareholder's Equity set forth in the Revised Most Recent Balance Sheet is less than the Shareholder's Equity set forth in the Most Recent Balance Sheet, the Transferor will pay to the North American an amount equal to such deficiency (plus interest thereon at the Applicable Rate from the Closing Date) within three business days after the date on which the Revised Most Recent Balance Sheet finally is determined pursuant to Section 9(a) above.

                                    (B) If the notes payable and capital lease obligations of Target set forth in the Revised Most Recent Balance Sheet are greater than the notes payable and capital lease obligations of Target set forth on the Most Recent Balance Sheet, the Transferor will pay to the North American an amount equal to such excess (plus interest thereon at the Applicable Rate from the Closing Date) within three business days after the date on which the Revised Most Recent Balance Sheet finally is determined pursuant to Section 9(a) above.

                                    (C) If the cash of Target set forth in the Revised Most Recent Balance Sheet is less than the cash of Target set forth on the Most Recent Balance Sheet, the Transferor will pay to the North American an amount equal to such deficiency (plus interest thereon at the Applicable Rate from the Closing Date) within three business days after the date on which the Revised Most Recent Balance Sheet finally is determined pursuant to Section 9(a) above.

                           (iv) METHOD OF PAYMENT. The aggregate of all amounts required to be paid by Transferor to North American pursuant to
         Section 9(a)(iii) shall be paid 100% in cash up to $100,000, and thereafter 49% in cash and 51% in North American Class B Common Shares (valued at $5.00 per share). The cash portion of any such payment shall be made by wire transfer or delivery of other immediately available funds.

         10. TAX MATTERS. The following provisions shall govern the allocation of responsibility as between North American and Transferor for certain tax matters following the Closing Date:

                  (a) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Transferor shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for Target for all periods ending on or prior to the Closing Date which are filed after the Closing Date (the "Pre-Closing Period"). Such Tax Returns shall be prepared by treating items on such Tax Return in a manner consistent with the past practices with respect to such items, unless otherwise required by law. Transferor shall permit North American to review and comment on each such Tax Return described in the preceding sentence prior to filing. North American shall pay the amounts due for Taxes of Target with respect to the Pre-Closing Periods, up to the amount reflected in the reserve for Tax Liability shown on the face of the Most Recent Balance Sheet or, if applicable, the Revised Most Recent Balance Sheet; provided, however, that the reserve for Tax Liability shall not include any reserve for deferred taxes established to reflect timing differences between book and tax income. Transferor agrees that he will pay, when due, all amounts due for Taxes of Target with respect to Pre-Closing Periods, that exceed the reserve for Tax Liability (provided, however, that the reserve for Tax Liability shall not include any reserve for deferred taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Date Balance Sheet.

                  (b) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. North American shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of Target for Tax periods which begin before the Closing Date and end after the Closing Date. North American shall permit Transferor to review and comment on each such Tax return described in the preceding sentence prior to filing. Transferor shall pay to North American within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability shown on the face of the Most Recent Balance Sheet or, if applicable, the Revised Most Recent Balance Sheet; provided, however, that the reserve for Tax Liability shall not include any reserve for deferred taxes established to reflect timing differences between book and tax income. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall
(x) in the case of any real and personal property Taxes, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any other Tax be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Target.

                  (c) COOPERATION ON TAX MATTERS.

                           (i) North American, Target and Transferor shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Target and Transferor agree (A) to retain all books and records with respect to Tax matters pertinent to Target relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by North American or Transferor, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Target or Transferor, as the case may be, shall allow the other party to take possession of such books and records.

                           (ii) North American and Transferor further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                           (iii) North American and Transferor further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

                           (iv) Transferor agrees that promptly after the Closing Date, he will prepare and file any required S Corporation federal and state tax returns for Target for the period from January 1, 1997 through the Closing Date and will pay all applicable Taxes for that period, as more particularly described in Section 10(e) below.

                  (d) TAX SHARING AGREEMENTS. All tax sharing agreements or similar agreements with respect to or involving Target shall be terminated as of the Closing Date and, after the Closing Date, Target shall not be bound thereby or have any liability thereunder.

                  (e) S CORPORATION STATUS. If Target is an S Corporation, Transferor acknowledges that as a result of the consummation of the transactions contemplated by this Agreement, Target's S Corporation status will terminate as of the Closing Date. Notwithstanding anything in this Section 10 to the contrary, Transferor agrees that he will file any required S Corporation federal, state or local tax returns for Target for the period from January 1, 1997 through the Closing Date and will pay all applicable Taxes for such period. Transferor will elect under Section 1362(e)(3) of the Code not to have the pro rata allocation method of Section 1362(e)(2) of the Code apply to Target's final taxable year as an S Corporation.

                  (f) CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Transferor when due, and Transferor will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, North American will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

         11. TERMINATION.

                  (a) TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below:

                           (i) North American and the Transferor may terminate this Agreement by mutual written consent at any time prior to the Closing;

                           (ii) North American may terminate this Agreement by giving written notice to the Transferor at any time prior to the Closing (A) in the event the Transferor has breached any representation, warranty, or covenant contained in this Agreement in any material respect, North American has notified the Transferor of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or

         (B) if the Closing shall not have occurred on or before April 15, 1998, by reason of the failure of any condition precedent under
         Section 7(a) hereof (unless the failure results primarily from the North American itself breaching any representation, warranty, or covenant contained in this Agreement); and

                           (iii) the Transferor may terminate this Agreement by giving written notice to North American at any time prior to the Closing (A) in the event North American has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Transferor has notified the North American of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before April 15, 1998, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Transferor himself breaching any representation, warranty, or covenant contained in this Agreement).

                  (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 11(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

         12. MISCELLANEOUS.

                  (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the North American and the Transferor; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

                  (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and the Indemnified Parties referred to in Section 8 hereof.

                  (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  (d) SUCCESSION AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the North American and the Transferor; PROVIDED, HOWEVER, that the North American may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the North American nonetheless shall remain responsible for the performance of all of its obligations hereunder) and (iii) without the approval of the Transferor assign its rights and interests hereunder to its lenders (and any agent for the lenders), and the Parties consent to any exercise by such lenders (and such agents) of their rights and remedies with respect to such collateral.

                  (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:


         IF TO THE TRANSFEROR:                                COPY TO:
         ---------------------                                --------
         Jeffery J. Ebersole                                  White and Williams LLP
         c/o Kenya Corporation                                1800 One Liberty Place
         3410 Mill Road                                       Philadelphia, PA  19103
         Sheboygan, WI  53083                                 Attn:  M. Melvin Shralow



         IF TO THE NORTH AMERICAN:                                     COPY TO:
         -------------------------                                     --------
         North American Tel-Com Group, Inc.                   Holland & Knight LLP
         2240 Palm Beach Lakes Blvd, Ste. 100                 1 East Broward Blvd., 13th Floor
         West Palm Beach, FL  33409                           Ft. Lauderdale, Florida 33301
         Attn:  William J. Mercurio                           Attn: Donn A. Beloff, Esq.

                                                              Holland & Knight LLP
                                                              701 Brickell Avenue
                                                              Miami, Florida 33131
                                                              Attn: Teresita H. Garcia, Esq.

                                                              H.I.G. Capital Management, Inc.
                                                              1001 Brickell Bay Drive, Suite 2708
                                                              Miami, Florida 33131
                                                              Attn: Sami W. Mnaymneh

                                                              White & Case, LLP
                                                              First Union Financial Tower
                                                              Suite 4900
                                                              200 S. Biscayne Blvd.
                                                              Miami, Florida 33131
                                                              Attn: Jorge L. Freeland, Esq.


Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                  (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

                  (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the North American and the Transferor. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (k) EXPENSES. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Transferor agrees Target has not borne or will bear any of the Transferor's costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

                  (l) CONSTRUCTION. The Parties have participated jointly in the negotiation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                  (m) INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, Schedules and Certificates identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (n) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(o) below), in addition to any other remedy to which they may be entitled, at law or in equity.

                  (o) SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Palm Beach County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 12(o) above. Nothing in this Section 12(g), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

         In any action or proceeding arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and costs from the other party to the action or proceeding.

                  (p) WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE FULLEST EXTENT PERMITTED BY LAW WAIVE ANY RIGHTS THAT THEY MAY HAVE TO CLAIM OR RECEIVE CONSEQUENTIAL OR SPECIAL DAMAGES IN CONNECTION WITH ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                                     *****

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                           NORTH AMERICAN TEL-COM, INC.




                                           By:
                                               --------------------------------
                                               William J. Mercurio



                                           TRANSFEROR



                                           ------------------------------------
                                           Jeffery J. Ebersole